UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 26, 2009

(Date of earliest event reported)

CLIFF ROCK RESOURCES CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-131081 (Commission File Number)	98-0459440 (IRS Employer Identification No.)

195 DALCASTLE WAY NW, CALGARY, ALBERTA, CANADA T3A 2N5

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (403) 699-5293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 9, 2009, Cliff Rock Resources Corp. (the “Company”) filed a Current Report on Form 8-K announcing the resignation of Andrew Hamilton as the Company’s sole director and from the offices of president, secretary and treasurer of the Company and the appointment of James MacPherson as the Company’s sole director and to the offices of president, secretary and treasurer of the Company. Pursuant to Nevada Revised Statutes sections 78.115 and 78.130, Mr. Hamilton’s resignation did not become effective as Mr. MacPherson did not accept his appointment as the Company’s sole director and to the offices of president, secretary and treasurer of the Company.

On October 26, 2009, the Company’s board of directors (the “Board”) confirmed their acceptance of Mr. Hamilton’s resignation as the Company’s sole director and from the offices of president, secretary and treasurer of the Company, effective upon appointment and qualification of his successor, and appointed Michael Raymont to fill the Board vacancy and to serve as the Company’s president, secretary and treasurer, effective upon acceptance and qualification.

Section 3.2 of the Company’s bylaws (the “Bylaws”) and Nevada Revised Statutes section 78.335(6) provide that when a director gives notices of his/her resignation, effective as of a future date, the Board has authority to fill the vacancy to take effect when such resignation becomes effective. Section 5.1 of the Bylaws and Nevada Revised Statutes section 78.130(4) provide that officers of the Company shall be chosen by the Board. Accordingly, shareholder approval was not required to appoint Dr. Raymont to the Board and as the Company’s president, secretary and treasurer. Dr. Raymont shall serve on the Board until the next special or annual shareholders meeting, when he or his successor is elected and qualified. Dr. Raymont shall hold the offices of president, secretary and treasurer for an indefinite term until his successor is chosen and qualified.

Dr. Raymont is a partner and President of a private equity company specializing in the energy, resources, environment and healthcare sectors in Southeast Asia, with a special focus on China. Dr. Raymont focuses on energy, resource and environmental investments. The company provides financial and investment advice including assistance in strategy, structuring and IPOs. The company also makes equity investments.

Formerly, Dr. Raymont was Chief Executive Officer of EnergyINet, a consortium of Government departments and major energy companies in Canada, which was tasked with identifying issues facing the energy industry and advancing the development and commercialization of critical energy sources and technologies.

Previously, Dr. Raymont worked for the Federal Government of Canada, serving as President (at the Deputy Minister level), and Vice-President, Technology and Industry Support, with the National Research Council of Canada (“NRC”), which is the largest Federal agency in Canada carrying out R&D as well as technology transfer and commercialization programs.

Prior to his time with NRC, Dr. Raymont spent five years in the United States, and most recently, was Chairman and Chief Executive Officer of EquipNet Inc., a Boston-based provider of software and services for capital asset management to Global 1000 manufacturing and energy companies. From 1993 to 1999, Dr. Raymont was President/Chief Executive Officer of three Canadian-based technology companies in the engineered materials and energy-related sectors. From 1988 to 1993, Dr. Raymont was Chief Executive Officer of all the non-regulated subsidiaries of Telus Corp., where he ran their venture investments as well as their United States and international operations. Dr. Raymont's previous roles involved energy research management, licensing and technology transfer at not-for-profit research institutes.

Dr. Raymont has B.Sc (Hons) and Ph.D. degrees in chemistry, and was a Killam Scholar. Dr. Raymont holds two patents and has authored over 100 publications and presentations, principally on energy, climate change, technology commercialization and economic development. Dr. Raymont has very extensive international experience, having spent almost half his life outside Canada, in the Untied States, East Asia and Europe. Dr.

Raymont has close connections to China, having visited over 60 times, as both a senior Government official and as a businessman. Dr. Raymont holds board positions in a number of public and private energy, mining and technology companies, and is a member of several professional associations. He also provides advisory work to several governments on both conventional and alternative energy, and on science and technology strategy.

The Company is not aware of any family relationships, by blood, marriage, or adoption, between Dr. Raymont and any other director, executive officer, or other nominee. The Company knows of no transactions involving the Company during the last two years in which Dr. Raymont had a direct or indirect interest.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLIFF ROCK RESOURCES CORP. (Registrant)

Dated: October 28, 2009	By: /s/ Andrew Hamilton Andrew Hamilton President